UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                               COMMISSION FILE NUMBER:  0-11798
                                                                        -------

                PROPERTY RESOURCES FUND VI (a dissolved entity)
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            (Exact name of registrant as specified in its charter)

                              One Franklin Parkway
                        San Mateo, California 94403-1906
                                (650) 312 - 2000
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           (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Limited Partnership interest
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           (Title of each class of securities covered by this Form)

                                      NONE.
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           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [X]                Rule 12h-3(b)(1)(i) [ ]
           Rule 12g-4(a)(1)(ii) [ ]                Rule 12h-3(b)(1)(ii)[ ]
           Rule 12g-4(a)(2)(i)  [ ]                Rule 12h-3(b)(2)(i) [ ]
           Rule 12g-4(a)(2)(ii) [ ]                Rule 12h-3(b)(2)(ii)[ ]
                                                   Rule 15d-6          [ ]

Since Property Resources Fund VI has been completely dissolved, there are no limited partners as of the time of filing hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, Property Resources Fund VI has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                   PROPERTY RESOURCES FUND VI


Date:  October 17, 2005                      By: /s/DAVID P. GOSS
                                                   --------------------
                                                   David P. Goss
                                                   President of General Partner